EXHIBIT 99.1




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                 AmeriCann, Inc. Commences Trading on the OTCQX Marketplace


DENVER, October 14, 2014 /PRNewswire/ -- AmeriCann, Inc. (OTCQX: ACAN), a company that develops cannabis cultivation facilities and provides capital for medical marijuana entrepreneurs, announced that it has been approved for and commenced trading on the OTCQX marketplace, effective October 8, 2014.

The OTCQX best marketplace is for established, growth and global companies operated by OTC Markets Group. To qualify for OTCQX, companies must meet high financial standards, demonstrate compliance with U.S. securities laws, be current in their disclosure, and be sponsored by a professional third-party advisor. Designed for investor-focused companies, OTCQX ensures that investors and brokers have the quality of information that's necessary to intelligently analyze, value, and trade their securities.

"We are pleased to welcome AmeriCann to the OTCQX marketplace," said R. Cromwell Coulson, President and CEO of OTC Markets Group. "AmeriCann joins the growing number of established U.S. companies that have chosen OTCQX to provide their shareholders transparent trading and convenient access to their news and financial disclosure."

"Joining OTCQX demonstrates our commitment to providing our shareholders and investors access to a superior trading platform, " AmeriCann CEO Tim Keogh stated. "At AmeriCann we plan to be a leader in a new, developing industry. The high standard for marketplace integrity and transparency that the OTCQX marketplace provides investors is particularly important to us."


Mr. Keogh added, "One of our goals is for AmeriCann to emerge as an investment vehicle by which a wide variety of investors can participate in and potentially benefit from the rapid growth of the cannabis industry. Joining the OTCQX marketplace provides greater visibility for AmeriCann and should help us achieve this objective."

The Company's common stock will continue to trade under the symbol "ACAN."

About AmeriCann

AmeriCann Inc. (OTCQX: ACAN), with corporate offices in Denver and Boston, is a publicly traded company that delivers an essential set of services to the rapidly developing regulated cannabis industry. Utilizing the extensive experience of its accomplished management team, AmeriCann provides real estate development, research, consulting and capital to the medical marijuana industry. The size of the marijuana industry is estimated to be $1.2 billion and is projected to reach $10.2 billion in five years.

AmeriCann has deployed over $3,000,000 in capital in Colorado, and plans to expand throughout the country aggressively as new states approve and regulate medical marijuana. More information about the Company is available at ACANinfo.com.

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Forward-Looking Statements

This  press  release   contains   "forward-looking   statements"   that  include
information relating to future events and future financial and operating performance. The words "may," "would," "will," "expect," "estimate," "can," "believe," "potential" and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved.

Media Contact: AmeriCann, Inc., 303-862-9000 or media@ACANinfo.com SOURCE AmeriCann, Inc.
Website: http://www.ACANinfo.com